EXHIBIT 99.1

    2600 Citadel Plaza Drive

    P.O. Box 924133

    Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Investors Closes $500 Million

Unsecured Revolving Credit Facility

HOUSTON, October 3, 2011 (BUSINESS WIRE) — Weingarten Realty Investors (NYSE:WRI) announced today that it has closed on an amended and extended four-year $500 million unsecured revolving credit facility. The facility will mature in September of 2015, with a provision to extend the maturity date for an additional year, at the Company’s option. Borrowing rates under the facility are at a margin over LIBOR, plus a facility fee. The borrowing margin improved to LIBOR plus 125 basis points, a decrease of 150 basis points from the previous margin of 275 basis points. Further, the facility fee has been reduced from 50 basis points to 25 basis points. Both the borrowing margin and facility fee are priced off a grid that is tied to Weingarten’s senior unsecured credit ratings. The covenants on the facility have been updated, including lowering the capitalization rate, which increases the valuation of the properties, and therefore provides the Company even greater flexibility in executing its business plan. The facility also contains a competitive bid option that will allow the Company to request bids for up to $250 million, along with an accordion feature, which allows the Company to increase the facility amount up to $700 million. Weingarten intends to use the proceeds from such facility to fund acquisition and new development activities, and for general corporate purposes.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as joint bookrunners and co-arrangers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Wells Fargo Bank, National Association, PNC Bank, National Association, and Regions Bank as documentation agents, Royal Bank of Canada as co-documentation agent, and Compass Bank, U.S. Bank National Association, and The Bank of Nova Scotia as managing agents. Other lenders involved in this transaction include Capital One, N.A., The Northern Trust Company, and Sumitomo Mitsui Banking Corporation.

Steve Richter, Weingarten’s Chief Financial Officer, stated, “The improvement in the terms of this amended and extended credit facility positions Weingarten to continue our strategic objective of growing our portfolio primarily through acquisition and new development. We appreciate the long term support of our bank group, and the confidence they have in our organization.”

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE:WRI) is a commercial real estate owner, manager and developer. At June 30, 2011, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 386 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 317 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 77 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At June 30, 2011, the company’s portfolio of properties was approximately 73.4 million square feet. To learn more about the Company’s operations and growth strategies, please visit http://www.weingarten.com.

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